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                                                            EXHIBIT (11)

                                             THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                          --------------------------------------------------------------------------------
                                                  Computation of Earnings Per Share
                                             --------------------------------------------

Amounts in millions except per share amounts
                                                            Three Months Ended                    Six Months Ended
                                                               December 31                          December 31
                                                          2002              2001              2002               2001
                                                    ---------------    --------------    --------------    ---------------
BASIC NET EARNINGS PER SHARE
Net earnings                                        $        1,494     $       1,299     $       2,958     $        2,403
Preferred dividends, net of tax benefit                         31                31                63                 63
                                                    ---------------    --------------    --------------    ---------------
Net earnings available to common shareholders       $        1,463     $       1,268     $       2,895     $        2,340
                                                    ===============    ==============    ==============    ===============

Basic weighted average common shares outstanding           1,297.0           1,295.1           1,298.5            1,295.6
                                                    ===============    ==============    ==============    ===============

Basic net earnings per common share                 $         1.13     $        0.98     $        2.23     $         1.81
                                                    ===============    ==============    ==============    ===============

DILUTED NET EARNINGS PER SHARE
Net earnings                                        $        1,494     $       1,299     $       2,958     $        2,403
Deduct preferred dividend impact on
       funding of ESOP                                           3                 2                 5                  6
                                                    ---------------    --------------    --------------    ---------------
Diluted net earnings                                $        1,491     $       1,297     $       2,953     $        2,397
                                                    ===============    ==============    ==============    ===============

Basic weighted average common shares outstanding           1,297.0           1,295.1           1,298.5            1,295.6
Add potential effect of:
       Conversion of preferred shares                         85.4              89.4              85.8               89.9
       Exercise of stock options                              20.2              17.0              20.6               15.5
                                                    ---------------    --------------    --------------    ---------------

Diluted weighted average common shares outstanding         1,402.6           1,401.5           1,404.9            1,401.0
                                                    ===============    ==============    ==============    ===============

Diluted net earnings per common share               $         1.06     $        0.93     $        2.10     $         1.71
                                                    ===============    ==============    ==============    ===============
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